Exhibit 99.1

iPower Announces Launch of New Joint Venture, Global Social Media LLC

Joint Venture to Provide Social Commerce Services Through TikTok and Other Media Platforms

DUARTE, CA, February 14, 2022, 2022 -- iPower Inc. (Nasdaq:IPW) (“iPower” or the “Company”), one of the leading online hydroponic equipment suppliers and retailers, has entered into a joint venture (“JV”) with certain individuals and a social media marketing and entertainment company to create a social commerce platform, Global Social Media LLC (“GSM”).

The Company’s JV partners bring a wealth of social media marketing expertise to the venture and iPower will provide its supply chain and e-commerce expertise, creating a fully end-to-end solution for brand manufacturers looking to sell their products via social channels. iPower also plans to leverage GSM for its own benefit in driving global brand and product awareness through TikTok and other media platforms. iPower will contribute $100,000 for a 60% equity interest in the JV, in accordance with the terms of the JV agreement.

“Social commerce is the fastest growing category in the e-commerce industry and we are keen to participate in that growth,” said iPower CEO Lawrence Tan. “Similar to our recently launched logistics joint venture, we have identified another low-cost opportunity to enter a new services category that can also benefit our own hydroponics business. Our partners will leverage their expertise in social media marketing to build a strategic network of global influencers that we can utilize to increase iPower’s brand awareness and geographic exposure. We look forward to growing this venture and our new line of services in 2022 and beyond.”

About iPower Inc.

iPower Inc. is one of the leading online retailers and suppliers of hydroponics equipment and accessories. iPower offers thousands of stock keeping units from its in-house brands as well as hundreds of other brands through its website, www.zenhydro.com, and its online platform partners. iPower has a diverse customer base that includes both commercial businesses and individuals. For more information, please visit iPower's website at https://ir.meetipower.com/.

Forward-Looking Statements

All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that iPower believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. iPower undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although iPower believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and iPower cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in iPower's registration statement and in its other filings with the SEC.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

IPW@elevate-ir.com